Exhibit 99.2

P R E S S - R E L E A S E

Newport International Group Subsidiary ‘Spare Backup’ Receives

Initial Purchase Order from CompUSA

PALM DESERT, Calif., July 25 /PRNewswire-FirstCall/ -- Newport International Group (OTC Bulletin Board: NWPO - News) announced today that its Spare Backup Inc. subsidiary has received an initial purchase order from CompUSA, one of the nation’s leading retailers with 246 locations. CompUSA is resellers of computer-related products and services, for the company’s Spare Backup(TM) online service. Spare will deliver the initial 3,500 unit order, which will make the Spare Backup service available in locations nationwide and Puerto Rico. The online service will also be sold via CompUSA’s e-commerce site. The 3,500 units of the Spare Backup service for individuals and small business users costs $15.99 per month and includes 5 gigabytes of remote storage. Spare Backup will offer six-month prepaid packages through CompUSA.

Commenting on the order, Cery Perle, CEO of Newport International Group, Inc. stated; “We have put a great deal of effort in creating a fully encrypted backup storage solution which does all the work for the customer and takes the responsibility of backing up and remotely storing a user’s valuable data. We are pleased that a company like CompUSA has chosen to partner with us to provide its customers with this unique product. We are confident that as consumers experience the ease of use and peace of mind that Spare provides, they will be loyal Spare subscribers for years to come. We look forward to providing CompUSA with additional units as needed and will strive to provide the highest level of customer service to our valued business partner.”

The Spare Backup Solution

Spare is a fully automated remote backup solution. It starts by scanning a user’s hard drive, including the desktop and e-mail programs, for files and the application components necessary to produce an exact replica of the original. Then it transports the data, including new and revised files, daily to twin data centers on both U.S. coasts. Files are triple-encrypted and users can access them from any broadband, Web-connected computer anywhere. For more information and a free fourteen day trial visit http://www.sparebackup.com.

About CompUSA Inc.

CompUSA Inc. is one of the nation’s leading retailers and resellers of personal computer-related products and services. Founded in 1984, it now operates approximately 246 stores in 90 major metropolitan markets. These Superstores serve retail, corporate, government and education customers and include technical service departments. CompUSA’s inventory includes all major brands of computers and information products including Apple, Compaq, Epson, Hewlett-Packard, IBM, Lotus, Microsoft, Toshiba and more. CompUSA also carries more than 2,000 software titles. Many of the stores include classroom training facilities.

About Spare Backup Inc.

Spare Backup Inc., a subsidiary of Newport International Group, is the developer of Spare Backup service, the first online backup service specifically designed for small business and home business users.

About Newport International Group Inc.

Newport International Group (OTC Bulletin Board: NWPO - News) is dedicated to leveling the digital playing field for small- and medium-sized companies. Its two subsidiaries provide digital tools and services that are as powerful as those available to large enterprises, but are designed and developed so that technical skills aren’t needed to use or manage them. The company has headquarters in Palm Desert, CA with technology development in Phoenix AZ. More information is available at http://www.nwpo.biz.

Source: Newport International Group